Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Xos, Inc. (formerly NextGen Acquisition Corporation) on Form S-8 of our report dated March 31, 2021, except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is May 14, 2021, with respect to our audit of the financial statements of NextGen Acquisition Corporation as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K/A and in the Registration Statement on Form S-1 (File No. 333-259509) which are part of this Registration Statement. We were dismissed as auditors on August 20, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Houston, Texas

October 26, 2021